EXHIBIT 99

                                  PRESS RELEASE



                 TECHDYNE, INC. ANNOUNCES FIRST QUARTER PROFITS

Hialeah, FL- May 15th , 2003- Techdyne, Inc. (NASDAQ:TCDN), a multi-plant electronics contract manufacturer reported its results for the quarter ended March 31, 2003.

Revenue for the first quarter of 2003 was $7,393,175, down 1 percent from $7,452,819 in the first quarter of 2002. Domestic sales increased $180,000 in the first quarter of 2003 compared to 2002. European sales decreased $233,000 as a result of our decision to exit the market.

Pre-tax income increased by 37% to $330,394 in the first quarter of 2003 versus $241,394 in the first quarter of 2002. Net income for the quarter was $196,394 or $.03 per share, compared to $241,394 or $.04 per share, in the first quarter of 2002. The decrease in net income was due to the utilization of tax loss carry forwards in 2002.

Sam Russell, Chairman commented: "We have right sized our Company for the current economic climate. As we wait for an increase in our traditional markets, we are focusing to expand in new markets such as security, medical electronics, and military. We continue to make progress with further synergistic opportunities with our affiliate, Fullarton Computer Industries, which was purchased by the Simclar Group in August, 2002."

Techdyne, Inc., with four U. S. manufacturing locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for OEMs for 27 years.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, and markets for the Company's products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's customer concentration, debt covenants, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Techdyne, Inc at its website, www.tcdn.com for more information about the Company.

Contact:  Barry Pardon, President, 305-827-5240